Exhibit 10.16
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO PUBMATIC, INC. IF PUBLICLY DISCLOSED.
SUBJECT TO FED. R. EVID. 408
CONFIDENTIAL
3333 W. Empire Avenue
Burbank, CA 91504
818.524 3000
marcr@yahoo-inc.com
Contact Number _________
YAHOO AD EXCHANGE AGREEMENT - MEDIA BUYER

The Company listed below (“You” or “Your”) and Yahoo! Inc. (“Yahoo”) hereby agree to be bound by this Cover Page, the Terms and Conditions set forth at http://info.yahoo.com/legal/us/yahoo/yahooadexchange/02122014b (“Terms and Conditions”) as updated from time to time and incorporated by reference herein, all Attachments, and the policies either posted by Yahoo in the Knowledge Base (or a successor database) for all participants on the Yahoo Ad Exchange and/or otherwise made available to You (“Exchange Policies”), each as updated from time to time (collectively, the “Yahoo Ad Exchange Agreement” or the “Agreement”), and the Yahoo Application Programming Interface Terms and Conditions set forth at http://info.yahoo.com/legal/us/yahoo/apitnc/apitnc-4109.html. as updated from time to time and incorporated by reference herein (“Yahoo API Agreement”). In the event of a conflict between the terms of this Cover Page, the Attachment(s), the Terms and Conditions, the Exchange Policies and the Yahoo API Agreement, the order of precedence shall be as follows: (l) this Cover Page; (2) the Attachment(s); (3) the Terms and Conditions; (4) the Exchange Policies; (5) the Yahoo API Agreement Any capitalized term not defined in this Cover Page shall have the meaning given to it in the Terms and Conditions.

CONTACT INFORMATION:

Your Company:	PubMatic, Inc.	Primary Contact:	Marina Irgon
Address:	305 Main St., Suite 100	Phone:
Address 2:	Redwood City, CA	Email:	Marina.irgoni@pubmatic.com
Address 3:	94063	Fax:
Billing Contact:
Phone:
		Email:	billing@pubmatic.com
FEES:
Custom Arrangements - Pricing

Your Exchange fee is [***].
You will pay Yahoo [***].
You will designate in writing to Yahoo the entity name(s) for each seat You request for Your Service account. You represent and warrant that You have all rights necessary to use such name(s) and to display such name(s) within the Service.

Custom
Arrangements – Monthly Minimums

1.There will be [***].
2.Parties agree to add at the end of the fourteenth sentence of Section 5 of the Terms and Conditions the following: “Should either party detect a difference of more than [***]% between Your reporting and Yahoo's reporting, [***].”
3.Parties agree to add at the end of the third sentence of Section 10 the following : “and the infringement or misappropriation of a valid U S. patent, trademark, or copyright related to the technologies used by Yahoo to operate the Ad Platforms made available to You under this Agreement Notwithstanding any other provision in the Agreement, Yahoo will have no liability or indemnification obligation under the Agreement with respect to any Network Indemnitee to the extent it is based on or arises out of: (a) the modification of the Exchange by You, an authorized user, or a third party not expressly retained or authorized by Yahoo m writing for such purpose; (b) the combination or use of the Exchange with software, services, products, or technology of Yours or a third party not expressly provided or authorized in writing (including email) by Yahoo; or (c) misuse of the Exchange.”
4.Parties agree to delete in its entirety the second sentence of Section 12, and to replace it with the following :
“Yahoo's maximum aggregate liability for all damages, including without limitation any damages arising from or related to Section 10, but excluding Yahoo's liability in respect of its confidentiality obligations, will not exceed the lesser of (i) the total amount paid by You to Yahoo under this Agreement during the twelve (12) month period prior to the date the first liability arose or (ii) USD 3,000.000.00 (three million).

(iii) Your maximum aggregate liability shall not exceed the total amount paid or payable by You to Yahoo under this Agreement during the twelve (12) month period prior to the date the liability first arose, provided however, that the foregoing shall not limit Your liability in respect of: (a) a breach of Your confidentiality obligations, (b) Your payment obligations: or (c) Your breach of Section 4(i).”

The undersigned are duly authorized to enter into this Agreement on their respective companies’ behalf and hereby execute the Agreement as of the Effective Date.

YAHOO INC.		COMPANY:
Signature:	/s/ Kevin Sullivan	Signature:	/s/ Steve Pantelick

Printed Name:	Kevin Sullivan	Printed Name:	Steve Pantelick

Title:	Senior Director	Title:	CFO
Effective Date: December 16, 2015

Yahoo Ad Exchange TERMS AND CONDITIONS FOR MEDIA BUYERS
1. Definitions. “Ad Banner”, “Ad” or “Advertising” shall mean a promotional message (including any code embedded therein) that may consist of text, graphics, audio and/or video or any combination thereof and that is displayed on online media inventory for the purpose of publicizing an Advertiser’s products or services and the content to which such promotional message may direct a user (e.g., a landing page). “Ad Network” means an entity or person that represents or works with a group of Media Buyers and/or Media Sellers. An Ad Network may act as a Media Buyer or a Media Seller, as applicable, hereunder. “Affiliate” of a party means an entity that controls, is controlled by or is under common control with such party, where “control” means the power to direct the management and policies of such party or ownership of at least fifty percent (50%) of the common stock or other voting interests of such party. “Media Buyer” means any entity or person that buys online media inventory for the placement of Advertising. “Media Seller” means any entity or person that wishes to sell online media inventory on its website(s) to Media Buyers. “Guaranteed Ads” are Ads for which a Media Buyer has paid for placement of guaranteed delivery based on duration and/or number of impressions. “Non-Guaranteed Ads” are Ads that are displayed on a space-available basis on the online media inventory of a Media Seller and are not guaranteed for delivery based on duration and/or number of impressions. “CPM” means the charge per 1,000 impressions of Ad Banners. The “Yahoo Ad Exchange” or “Exchange” (or its successor) means the virtual marketplace where Media Buyers may, with respect to Non-Guaranteed Ads, bid on, and with respect to Guaranteed Ads (if and when such functionality is made available), purchase online media inventory using Yahoo’s proprietary platform. “Service” means Yahoo’s proprietary service in which Yahoo is the principal in transactions for the purchase of online media inventory.
2. Service. Subject to the terms and conditions of this Agreement, Yahoo grants You the non-exclusive, non-sublicenseable and non-transferable right to use the Service, which Service You may use only in accordance with the Exchange Policies or other Service documentation and only via Yahoo’s web servers by means of a unique password issued by Yahoo (which password is to be kept confidential and the use of which is subject to Your compliance with this Agreement). You authorize Yahoo to place Your Ads on any online media inventory made available through the Service. You acknowledge that Yahoo and its Affiliates are not liable for or in connection with transactions executed by the Service as a result of errors made in entering information into the Service by or for You, for example, incorrectly entering pricing, targeting or budgeting information. Yahoo may, from time to time, test traffic, implementations and/or features (including, but not limited to, tests on Ads, Websites, impressions, clicks, conversions or pixels) as part of the Service.
3. Yahoo’s Obligations. Yahoo's obligations hereunder are to (i) provide You with the use of the Service, as long as You are complying with this Agreement; (ii) serve Ads through the Service according to the trafficking criteria selected by You using the Service; (iii) make support available during Yahoo’s normal business hours, which, as of the Effective Date, are 9am -6pm Eastern Time Monday through Friday (except for holidays); (iv) provide account management support to help You use the Yahoo Ad Exchange and respond to any and all Media Seller inquiries related to Your use of the Service; and (v) use reasonable efforts to provide You with protective systems and tools to support Your use of the Service.
4. Your Obligations. You are solely responsible and liable for Your use of the Service, including, without limitation, Your Ads, Your trafficking and targeting of Ads, and the placement and removal of Ad tags. You agree to conspicuously post and adhere to a privacy policy that complies with all applicable laws, rules and regulations. You will take all necessary measures to ensure that consumers’ choice to “opt out” is properly effectuated, including, but not limited to, implementing all necessary technological mechanisms to so ensure. You will obtain all necessary rights, waivers and permissions from end users who view, click or convert on the Advertising, to the extent that any information is collected from or about them. You agree that none of the information communicated to Yahoo in connection with Your use of the Service will ever contain personally-identifiable information about any individual. You further agree that (i) You will not, directly or indirectly, introduce viruses, spyware or other malicious code into the Yahoo Ad Exchange; (ii) Your use of the Service, including, but not limited to, the Advertising You make available through the Yahoo Ad Exchange, will not violate the Exchange Policies, applicable laws or regulations, be deceptive, misleading, harmful, obscene, defamatory, unethical, infringing or violative of any third party right. In connection with 4(i) above, You will promptly notify Yahoo upon becoming aware of any such incident and reasonably cooperate with Yahoo in addressing the same.
Furthermore, (a) You will not establish linking relationships or agreements with Media Sellers in connection with Your use of the Service; (b) You may only use parties identified in http://adspecs.yahoo.com/thirdparty (or a successor link thereto) (“Approved Ad Servers”) for third-party serving of Ads; (c) You must obtain Yahoo’s prior written approval to use any party for the serving of Ads not identified on the list of Approved Ad Servers; (d) You acknowledge and agree that price floors may apply to online media inventory made available to You through the Service; (e) You may be excluded from bidding on online media inventory at any time for any reason or no reason; (f) Yahoo may reject or remove Your Ad at any time for any reason or no reason; (g) You agree that You will be responsible for any acts or omissions of any of Your agents, employees or permitted subcontractors, and that You will ensure such agents, employees and permitted subcontractors comply with the terms of this Agreement; and (h) You also agree that You will be responsible for any acts or omissions of any of Your managed Media Buyers.
5. Payment. Upon signature of this Agreement, Yahoo will conduct a credit evaluation. Yahoo’s provision of the Service and Your ability to use the Service is contingent upon (i) successful completion of such credit evaluation; and (ii) there being no material changes to Your credit status during the Term. Yahoo may, in its sole discretion, revoke or revise credit at any time. You will comply with the pricing terms set forth on the Cover Page to this Agreement. You will be billed on a calendar month basis Your Revenue (i.e., Media Buyer’s gross spend) as reported in the Service with respect to such calendar month. The foregoing payments are due from You as Media Buyer to Yahoo within thirty (30) days of receipt of the applicable invoice, in U.S. dollars, and by wire transfer, check, “Automatic ACH” electronic funds transfer or other means expressly agreed to in writing by the parties hereto. Any monthly minimum payments to Yahoo that are set forth on the Cover Page are due upon receipt of invoice and payable (without late fees) within thirty (30) days. "Revenue", shall mean the total cost of online media inventory that You purchase through the Service as reported in the Service as Revenue, which includes Your Exchange fees. All fees payable to Yahoo hereunder will be denominated in U.S. dollars and paid by check or wire transfer to an account to be designated by Yahoo, or by other means expressly agreed to in writing by the parties. Except as expressly set forth otherwise in this Agreement, You will also be responsible for and will pay any applicable sales, use or other taxes or duties, tariffs or the like, applicable to the provision of the Service (except for taxes on Yahoo’s income). Your late payments will be subject to late fees at the rate of one and one half percent (1.5%) per calendar month, or, if lower, the maximum rate allowed by law. If You fail to pay fees invoiced by Yahoo within forty-five (45) days following the payment due date, Yahoo will have the right to suspend performance of the Service and Your use of the Service without notice to You; such Service not to be reinstated until You pay all such overdue amounts and an additional reinstatement fee of $1,000. In addition, You also agree to pay any attorneys’ fees and/or collection costs incurred by Yahoo in collecting any past due amounts from You. All charges are solely based on Yahoo's measurements and the applicable billing metrics (e.g., clicks or impressions). You must notify Yahoo in writing of any dispute regarding charges within 30 days of the date that You incurred such charge. If You fail to notify Yahoo of any such dispute within such timeframe, You waive any dispute right and such charges are deemed to be final.
6. Proprietary Rights and Restrictions. As between the parties, You agree that Yahoo owns and retains all right, title and interest in and to the Service, all software, databases and other aspects and technologies related to the Service, any enhancements, modifications or derivative works thereto, any materials made accessible to You by Yahoo through the Service, such as through the Knowledge Base or otherwise, and all intellectual property and proprietary rights in and to all of the foregoing. You will not use the Service except as expressly provided for in this Agreement. You will use the Service only in accordance with the training provided by Yahoo, the reference materials supplied by Yahoo, and Yahoo's standard security procedures, as may be posted on the Yahoo website from time to time or otherwise made available to You. You will not reverse engineer, disassemble, reconstruct, prepare derivative works from, decompile, copy, or otherwise attempt to derive source code from the Service or any aspect or portion thereof, or alter or remove any identification, trademark, copyright or other notice from the Service, nor will You authorize, permit or cause others to do so. For the avoidance of doubt, You will not create or attempt to create a substitute or similar service or product through use of the Service (including RTB, defined below, if made available) or Yahoo Confidential Information. You hereby assign all right, title and interest in and to any feedback or suggestions You provide to Yahoo regarding Your use of the Service.
You hereby grant Yahoo a limited, non-exclusive and non-transferable (except as set forth in Section 16) license (without the right to sublicense) to use, reproduce and display Your trademarks in connection with Yahoo’s performance of its obligations and exercise of its rights hereunder. Yahoo’s use of Your trademarks will be in compliance with Your usage guidelines provided to Yahoo in writing. You retain all right, title and interest (including all intellectual property rights) in and to Your trademarks. Yahoo’s rights in and to Your trademarks are limited solely to those rights granted expressly herein.
Each party reserves any rights not expressly granted in this Agreement and disclaims all implied licenses, including, without limitation, implied licenses to trademarks, copyrights, trade secrets and patents.
7. Data. Yahoo has the right to use and disclose data derived from Your use of the Service (i) to Media Sellers on whose online media inventory Your Ad was placed through Your use of the Service, including without limitation, Your name, the Ad, the landing page destination URL, Ad sizes, impressions, clicks, conversions, Your clearing price, and, in addition, whether You participate in RTB under this Agreement, the number of bid requests and bid responses, queries per second and winning/loss bid; (ii) as part of its business operations, to disclose aggregate statistics about the Service in a manner that prevents individual identification of You or Your information; (iii) to the extent necessary to (a) perform its obligations under this Agreement; (b) operate, manage, test, maintain and enhance the Service; and/or (c) protect the Service from what, in Yahoo’s reasonable determination, is a threat to the Service and/or the Yahoo Ad Exchange; (iv) if required by court order or law or required or requested by any governmental agency; and/or (v) as otherwise expressly authorized by You. You agree that subsection 7 (iii)(a) allows Yahoo to pass information included in Your bid response to participants in Yahoo auctions to help facilitate and optimize such participation.
8. Term. This Agreement is effective as of the Effective Date, and, unless terminated earlier in accordance with the termination rights set forth in this Agreement, this Agreement will expire twelve (12) full calendar months after the Effective Date (“Initial Term”). Following expiration of the Initial Term, this Agreement will automatically renew for additional one-year periods (each, a “Renewal Term,” and the Initial Term and any Renewal Terms, collectively, the “Term”), unless either party gives written notice of non-renewal to the other party at least 30 days before the end of the then-current Term. Following the Initial Term, Yahoo may raise the Exchange fees charged to You upon thirty (30) days written notice.
9. Termination/Suspension. You may terminate this Agreement if Yahoo breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notification of the alleged breach from You. Yahoo may terminate this Agreement for any reason or no reason immediately upon written notice (email sufficing) to You. In addition, either party may suspend its performance under or terminate this Agreement if the other party makes an assignment for the benefit of creditors or files or has filed against it any petition under bankruptcy law. Notwithstanding anything to the contrary contained in this Agreement, if, in Yahoo’s sole determination, (i) You are in violation of Section 4 hereof or (ii) You are, directly or indirectly, using the Service in a manner that could damage or cause injury to the Service or the Yahoo Ad Exchange or that otherwise reflects unfavorably on the reputation of Yahoo or any of its Affiliates (“Cause for Suspension”), then Yahoo may, in addition to any other rights it may have hereunder, immediately suspend Your use of the Service until such time as Yahoo deems the Cause for Suspension resolved. If this Agreement is terminated by Yahoo, You are required to promptly pay Yahoo the Minimum Monthly Exchange Fee for the balance of the Term. In addition, after the Initial Term, upon receipt of notice from Yahoo of its intention to raise Exchange fees pursuant to Section 8 and before the new fees go into effect, You will have the right to terminate this Agreement upon written notice within fifteen (15) days of such notice from Yahoo. Upon termination for any reason (a) Your right to use the Service will immediately terminate; and (b) Sections 6, 7, 10, 12-15, 17-19, 20.a. 21 and 22, together with this sentence and any payment obligations existing as of the effective date of such termination, will survive.
10. Indemnification. You agree to defend, indemnify and hold Yahoo, its Affiliates, Media Sellers, and their respective officers, directors, employees and agents (each, a “Yahoo Indemnitee”) harmless from and against any third party claims or actions and pay any finally awarded losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of or in connection with (i) Your breach of any representations, warranties or obligations set forth in this Agreement; and (ii) Your (including Your agents’ and permitted subcontractors’) use of the Service or the Yahoo Ad Exchange other than as permitted herein. In addition, You acknowledge and agree that all Media Sellers are third party beneficiaries of Yahoo’s indemnification rights under this Agreement.
Yahoo agrees to defend, indemnify and hold You, Your Affiliates and their respective officers, directors, employees and agents of each (each, a “Network Indemnitee”) harmless from and against any third party claims or actions and pay any finally awarded losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of or in connection with the breach of any of Yahoo’s obligations set forth in this Agreement. The indemnification obligations in this Section 10 are contingent upon the indemnified party (a) promptly notifying the indemnifying party of the third party claim or action, provided however that the indemnifying party will not be relieved of its indemnification obligations except to the extent that failure to provide such notice materially prejudices the indemnifying party’s rights with respect to such claim; (b) reasonably cooperating with the indemnifying party in the defense and any related settlement negotiations; and (c) allowing the indemnifying party to control the defense and any related settlement negotiations. The indemnified party may, at its option and expense, participate in the defense of the claim. The indemnifying party may not settle a claim without the indemnified party’s consent, which consent will not be unreasonably withheld, conditioned or delayed.
11. WARRANTIES AND DISCLAIMER. You represent and warrant that: (i) You will not use the Service in a way or for any purpose that infringes or misappropriates any third party’s intellectual property or personal rights and that Your trademarks do not infringe any intellectual property right of any third party; (ii) You have all necessary rights, permissions, licenses and consents to use, display, reproduce, make available, and distribute the Ads through Your use of the Service. EXCEPT AS SET FORTH IN THIS AGREEMENT, YAHOO MAKES NO WARRANTIES, REPRESENTATIONS, OR COVENANTS OF ANY KIND TO ANY PERSON WITH RESPECT TO THE SERVICE OR ANY AD OR ONLINE MEDIA INVENTORY OR OTHER DATA SUPPLIED THEREBY, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. YAHOO DOES NOT MAKE ANY REPRESENTATIONS REGARDING THE BENEFIT YOU WILL OBTAIN FROM YOUR USE OF THE SERVICE. FURTHERMORE, YAHOO DOES NOT REPRESENT OR WARRANT THAT THE SERVICE WILL BE ERROR-FREE, ALWAYS AVAILABLE OR OPERATE WITHOUT LOSS OR CORRUPTION OF DATA OR TECHNICAL MALFUNCTION. YOU WILL NOT HOLD YAHOO RESPONSIBLE FOR THE SELECTION OR RETENTION OF, OR ANY ACTS, ERRORS, OR OMISSIONS BY, ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITH RESPECT TO CLICKS AND/OR IMPRESSIONS BY ANY THIRD PARTY ON YOUR ADS, REGARDLESS OF THE INTENT OF SUCH THIRD PARTY.
12. Limitation and Exclusion of Liability.
Except for claims within the scope of Section 10 hereof (as limited below), in no event will either party be liable to the other for any indirect, incidental, consequential, punitive, special or exemplary damages, including, but not limited to, loss of profits or loss of business opportunity, even if such damages are foreseeable and whether or not either party has been advised of the possibility thereof. Yahoo’s maximum aggregate liability for all damages, including without limitation, any damages arising from, or related to Section 10, will not exceed the lesser of: (i) the total amount paid by You to Yahoo under this Agreement during the twelve (12) month period prior to the date the liability first arose, or (ii) $250,000.
13. Confidentiality. During the Term, one party (“Disclosing Party”) may disclose non-public, confidential and proprietary information (“Confidential Information”) to the other party (“Receiving Party”). Confidential Information may include, without limitation, information and data about the Service and the Yahoo Ad Exchange and other information the parties disclose to one another, provided such information is marked or identified as “confidential” or should reasonably be understood to be confidential to the Disclosing Party given the circumstances surrounding the disclosure. Notwithstanding the foregoing, the terms of this Agreement (including pricing terms) and the Service will be deemed to be Confidential Information of Yahoo. Receiving Party agrees that for the Term and for three (3) years thereafter, Receiving Party will neither disclose the Confidential Information to any third party nor use the Confidential Information other than to perform its obligations under this Agreement or as otherwise permitted in this Agreement (e.g., Section 7); provided, however, that Receiving Party shall be permitted to disclose the Confidential Information of Disclosing Party only to those of its employees, representatives, Affiliates and agents who have a reasonable need to know such information and who are bound to keep such information confidential in a manner consistent with the terms of this Section 13. Receiving Party shall exercise at least the same degree of care to safeguard the confidentiality of Disclosing Party’s Confidential Information that it exercises to safeguard the confidentiality of its own confidential information (but no less than reasonable care). The confidentiality obligations set forth in this Section 13 will not apply to information that Receiving Party can document is generally available to the public (other than through breach of this Agreement) or was already lawfully in Receiving Party’s possession without obligation of confidentiality at the time of receipt of the Confidential Information from the Disclosing Party. Notwithstanding the foregoing, Receiving Party may disclose Confidential Information in response to a valid order by a court or other governmental body, as required by law or as necessary to establish the rights of either party under this Agreement (“Regulatory Requirements”), so long as prior to such disclosure, Receiving Party provides Disclosing Party with sufficient notice (if permissible or if Yahoo reasonably determines that the circumstances warrant prior notice) to permit Disclosing Party the opportunity to seek a protective order, and in the absence of a protective order, Receiving Party discloses only that portion of the Confidential Information that is legally required to be disclosed. Receiving Party may also disclose Confidential Information of the Disclosing Party with the Disclosing Party’s prior written (including email) consent. Disclosing Party provides the Confidential Information hereunder without warranties or representations of any kind. Within five (5) days following a request by Disclosing Party, Receiving Party shall (i) return or destroy, as specified by Disclosing Party, all Confidential Information furnished by Disclosing Party; and (ii) destroy all written material, memoranda, notes and other writings or recordings whatsoever prepared by it or its Representatives based upon, containing or otherwise reflecting the Confidential Information (the “Materials”) unless Receiving Party is required by law to retain such Materials.
14. Independent Contractor Status. Each party to this Agreement is and acts as an independent contractor with respect to this Agreement and not as partner, joint venturer or agent of the other party.
15. Modifications and Waivers. No failure or delay on the part of either party in exercising any right, power or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise or the exercise of any other right, power or remedy. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by the parties from the terms of this Agreement, will be effective only if it is in writing and signed by authorized representatives of both parties, unless otherwise provided herein.
16. Assignment. This Agreement and the rights hereunder are not transferable or assignable (including by operation of law or otherwise) without prior written consent of the non-assigning party. Any attempt to do so is void. Notwithstanding the foregoing, this Agreement may be transferred, assigned and/or delegated by Yahoo without Your prior written consent (i) to a person or entity who acquires or has acquired all or substantially all of Yahoo’s assets, stock or business by sale, merger or otherwise; (ii) to a person or entity who acquires or has acquired all or substantially all of the assets or business of the Yahoo division providing the Service; and (iii) to an Affiliate of Yahoo.
17. Applicable Law. This Agreement and all controversies arising from or relating to performance hereunder will be governed by and construed in accordance with the laws of the state of California, without giving effect to its conflict of laws principles. The parties hereby (i) agree that any action arising out of this Agreement will be brought in the state or federal courts located in Los Angeles County or Santa Clara County, California; and (ii) irrevocably submit to the exclusive jurisdiction of such courts.
18. Entire agreement
This Agreement sets forth the entire agreement between the parties with regard to its subject matter, and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises.
19. General. You represent and warrant that You and the signatory hereto have the full right, power and authority to enter into this Agreement. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the minimum extent necessary without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions. No failure or omission by a party in the performance of any obligation under this Agreement will be deemed a breach of this Agreement or create any liability if it arises from a cause or causes beyond the reasonable control of such party, including, but not limited to, the following: acts of god, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, Internet brown out, insurrection, riot, invasion, strikes or lockouts. All notices, demands and other communications provided for or permitted under this Agreement will be made in writing to the parties at the addresses on the Cover Page (and, in the case of Yahoo, with a copy to its Legal Department) and will be sent by registered or certified first-class mail, return receipt requested, email (delivery receipt requested), facsimile, courier or overnight service or personal delivery and will be deemed received upon delivery, or, in the case of email, upon receipt of a delivery receipt. Except as expressly set forth otherwise herein, this Agreement does not create any right or cause of action for any third party. If Yahoo integrates the Service with another system or adds new features and/or functionality to the Service, that new system may be made available to You under additional terms and conditions. This Agreement may be executed: (i) in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument; and (ii) by facsimile and such facsimile execution will have the same force and effect as an original document with original signatures. Neither party will issue any press releases or make any other public disclosures regarding this Agreement (except in connection with Regulatory Requirements) without the other party’s prior written consent, provided however, that Yahoo may publicly disclose the fact that You are a participating member of the Yahoo Ad Exchange.

20. Real-Time Bidding. “Real-Time Bidding” or “RTB” is a feature of the Service that enables certain information regarding a Media Seller’s online media inventory to be passed to a Media Buyer so that such Media Buyer may use its own bidding optimization technology to further optimize its bid by utilizing the Service for Media Seller’s online media inventory. When You participate in RTB, the following terms also apply:
a. In connection with Your participation in RTB, You represent and warrant that:
i. Any information passed to You by Yahoo will be used by You solely for the purposes of (x) optimizing the then-current bid for Non-Guaranteed Ad inventory of such Media Seller that You send back to the Yahoo Ad Exchange; and (y) evaluating the performance of Your Ads, and such information will not be used for segmenting users, retargeting ads or creating or supplementing user profiles or inventory profiles.
ii. You will not, for any purpose, including, without limitation, the purpose of determining or attempting to determine an actual Yahoo Ad Exchange cookie ID, combine, correlate or merge any personally-identifiable information, links to personally-identifiable information or any other information or data You receive or derive from Your participation in RTB, with any other information or data in Your possession or in a third party’s possession, including, without limitation, any personally-identifiable information or links to personally-identifiable information. Without limiting the foregoing, You will not combine any of the information or data You receive or derive from Your participation in RTB with the information or data that another member of the Yahoo Ad Exchange receives or derives from its participation in RTB. Notwithstanding the foregoing, the mere act of mapping a hashed Yahoo Ad Exchange cookie ID to Your cookie ID will not constitute a breach of this subsection (ii), provided that such act does not combine, correlate or merge the hashed Yahoo Ad Exchange cookie ID with any personally-identifiable information or links to personally-identifiable information or otherwise effectively circumvent the purposes of the restrictions contained herein.
iii. You will not log, store, copy, archive or otherwise retain any information passed to You by Yahoo in connection with Your RTB activities, unless, with respect to a particular impression, You have won the auction for such impression, in which case you may do so only with respect to the information received in connection with such impression, subject to the provisions herein, including paragraph 20.a.i.(y).
iv. You will not permit any agents or subcontractors to use or manage the Service on Your behalf in connection with RTB without the prior written consent of Yahoo.
b. In connection with Your participation in RTB, You agree that each Ad creative will be associated with (i) an Ad tag owned or controlled by You and not by a third party; and (ii) its own unique Ad tag (i.e., no “rotating” Ad creatives).
c. In connection with Your participation in RTB, You will allow Yahoo to pass to You any information included in a Media Seller’s ad call and bid request.
d. In connection with Your participation in RTB, upon reasonable advance written notice, Yahoo shall have the right to verify Your compliance with this Section 20. You shall make all applicable books and records available for such inspection during normal business hours at Your principal place of business. Any audit will be at Yahoo’s expense, unless Yahoo determines a material non-compliance occurred, in which case, You shall reimburse Yahoo for such expense, and Yahoo may exercise any of its rights hereunder or at law.
e. Yahoo may suspend or terminate Your participation in RTB for any or no reason and at any time upon notice. In the event of a conflict between this Section 20 and any other Section of these Terms and Conditions, this Section 20 shall take precedence.
21. Trade compliance. You agree to comply with the export laws and regulations of the United States and trade controls of other applicable countries, including without limitation the Export Administration Regulations of the U.S Department of Commerce, Bureau of Industry and Security and the embargo and trade sanction programs administered by the U.S. Department of Treasury, Office of Foreign Assets Control. Unless authorised under a U.S. government licence, You agree that you will not transfer any items, software, technology or other deliverables that Yahoo provides to You under this Agreement to: (a) countries, nationals, and governments subject to U.S. embargo; (b) entities identified on U.S. Government export exclusion lists, including but not limited to the Denied Persons, Entity, and Specially Designated Nationals Lists; or (c) nuclear, missile, or chemical biological weaponry end users. In cases of conflict or inconsistency among applicable export and import laws and regulations, U.S. law shall govern.
22. Anti-corruption. You agree to comply with all applicable anticorruption laws including the Foreign Corrupt Practices Act in relation to this Agreement. You agree that you will not offer to pay or pay anything of value to anyone, including foreign governmental officials or related persons or entities on Yahoo’s behalf to corruptly (i) influence any official act or decision; (ii) secure any improper advantage; (iii) obtain or retain business, or to direct business to any person or entity; or (iv) for the purpose of inducing or rewarding any favorable action in any matter related to the subject of this Agreement or the business of Yahoo. You further agree to keep accurate books and records in relation to this Agreement and make those records available to Yahoo for inspection with reasonable notice.
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